EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the financial statements and the financial statement schedule of Viad Corp (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Viad Corp’s 2006 change in its method of accounting for share-based payment to comply with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Viad Corp’s 2006 change in its method of accounting for pension and postretirement obligations to comply with Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Plans and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2006.
/s/ Deloitte & Touche llp
Deloitte & Touche LLP
Phoenix, Arizona
September 10, 2007